CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Starboard Investment Trust.  Such reference appears in the Roumell Opportunistic Value Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania
December 31, 2012